Exhibit 99.1

For Immediate Release             Contact: For Extended Stay America, Inc.
                                           Corry W. Oakes III, President and COO
                                           James A. Ovenden, CFO
                                           (864) 573-1600


  Extended Stay America, Inc. Announces Cash Tender Offers and Related Consent
       Solicitations for its Senior Subordinated Notes due 2008 and 2011

Spartanburg, SC - March 31, 2004 - Extended Stay America, Inc. (NYSE: ESA) announced today that it had commenced cash tender offers to purchase any and all of its outstanding 9.15% Senior Subordinated Notes due 2008 and its 9 7/8% Senior Subordinated Notes due 2011, as well as related consent solicitations to amend such Notes and the indentures pursuant to which they were issued. The tender offers and consent solicitations are being conducted in connection with Extended Stay America's previously announced agreement to merge with affiliates of The Blackstone Group.

The consent solicitations will expire at 5:00 p.m., New York City time on Wednesday, April 14, 2004, unless extended or amended by the Company. Tendered Notes may not be withdrawn and consents may not be revoked after the consent expiration date. The tender offers will expire at 8:00 a.m., New York City time on Tuesday, May 11, 2004, unless extended or earlier terminated by the Company.

Holders tendering their Notes will be required to consent to proposed amendments to the Notes and to the indentures governing the Notes, which will eliminate substantially all of the restrictive covenants contained in the indentures and shorten certain notice periods for the redemption of Notes. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

The total consideration to be paid for each validly tendered 9.15% Senior Subordinated Note due 2008 will be $1,035.50 per $1,000 principal amount of Notes. The total consideration to be paid for each $1,000 principal amount of 9 7/8% Senior Subordinated Notes due 2011 will be a price equal to the present value, as of the payment date for such Notes purchased in the tender offer, of the earliest redemption price for such Notes ($1,049.38) and interest that would accrue on such Notes from the payment date up to, but not including the earliest redemption date (June 15, 2006) calculated based on (A) the yield to maturity on the 2% U.S. Treasury Note due May 15, 2006, as calculated by Bear, Stearns & Co. Inc. in accordance with standard market practice, based on the bid price of such reference security as of 2:00 p.m., New York City time, on the second business day immediately preceding the Tender Offer Expiration Date, as displayed on Bloomberg Government Pricing Monitor on "Page PX5" or any recognized quotation source selected by Bear, Stearns & Co. Inc. in its sole discretion, plus (B) 50 basis points. Holders who validly tender the 2008 or 2011 Notes will also be paid accrued and unpaid interest up to, but not including the date of payment for the Notes. The foregoing amounts in each case include a consent payment of $30.00 per $1,000 principal amount of the Notes which will be payable only in respect of the Notes that are tendered on or prior to the consent expiration date. Holders who tender their Notes after the consent expiration date will not be entitled to receive the consent payment in respect of such Notes.

The tender offers and consent solicitations are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated March 31, 2004 and the related Letter of Transmittal and Consent. The offers are subject to the satisfaction of certain conditions, including receipt of consents sufficient to approve the proposed amendments and the merger having occurred or occurring substantially concurrent with the tender offer expiration date. The purpose of the tender offers is to acquire all outstanding Notes in connection with the merger. The purpose of the consent solicitations is to, among other things, amend the Notes and the indentures governing the Notes to eliminate substantially all of the restrictive covenants contained in the indenture and to shorten certain notice periods for the redemption of the Notes.


The Company has retained Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated to act as the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations and can be contacted at (877) 696-BEAR (toll free) and (800) 624-1808 (toll free), respectively. The tender offer and consent solicitation documents are expected to be distributed to holders beginning today. Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent, and can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 887-0082 (for all others toll free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement that the Company is distributing to Noteholders. The tender offers and consent solicitations are not being made to Noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offers or consent solicitations are required to be made by a licensed broker or dealer, they shall be deemed to be made by Bear, Stearns & Co. Inc. or Morgan Stanley & Co. Incorporated on behalf of the Company.